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                                                                       Exhibit 1

                                  AMENDMENT 5
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                                    TO THE
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                       SUPPLY AND DISTRIBUTION AGREEMENT
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                                    BETWEEN
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                               ICU MEDICAL, INC.
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                                      AND
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                              ABBOTT LABORATORIES
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This Amendment 5, effective this 1st day of January, 1999 ("Effective Date") is made to the Supply and Distribution Agreement dated April 3, 1995, as amended on September 9, 1998, November 13, 1998, January 9, 1998 and May 13, 1998 between ICU Medical, Inc. ("ICU") and Abbott Laboratories ("Abbott") for the purchase and sales of certain Products (the "Agreement").

The parties agree to amend the Agreement as follows:

1.   Term.  This Agreement shall be effective on the Effective Date set forth
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     herein above and, unless terminated in accordance with Section 15 of the
     Agreement, shall expire on December 31, 2009.

2.   Volume.
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     (a)  The total annual volume of Products shall include Y-CLAVE, bulk straight CLAVE and packaged and sterilized CLAVE Male Adapter Plugs.

     (b) Abbott shall commit to purchase from ICU the total Units of Product for the period indicated in Exhibit 1.

     (c) Abbott shall use its reasonable best commercial efforts to achieve the continued growth of the CLAVE family of Products in the total Units of Product for the periods indicated in Exhibit 1.

3.   Penalty for Not Ordering Volume Commitments of Product for delivery.
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     (a)  Abbott shall pay a penalty for Product shortfall at the percentage of the unit prices applied to the units of Products not ordered for delivery against the annual volume commitment as set forth in Provision 2 (b) herein above at the percentage rates indicated in
          Exhibit 2.

     (b) Such penalty shall assume the same mix of CLAVE styles of Product for the period of the annual volume commitment in Exhibit 2 as applied to 1998.
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4.   Costs.
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     (a)  CLAVE MAP.  The cost of packaged and sterilized CLAVE MAP Product (ICU
          Medical product number L#11956) shall be as specified in Exhibit 3 for the Term of the Agreement:

     The parties agree to negotiate in good faith the appropriate pricing for units ordered in excess of the cumulative sum of units for which pricing is not specified in Exhibit 3.

     (b) Y-CLAVE and Straight CLAVE. The costs of the Y-CLAVE and the Straight CLAVE Products shall be as specified in Exhibit 3.

5.   Other Terms.
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     (a)  Both parties agree to negotiate in good faith appropriate pricing, and volume, as applicable, for other packaged sterile products and a special version of the CLAVE integral to a pump set.

     (b) During the first five (5) years of the Term of this Agreement, as defined in paragraph 1 herein, ICU will be the Preferred Supplier of needlefree technology to Abbott's Hospital Products Division in the United States. As Preferred Supplier, if Abbott's Hospital Products Division in the United States elects to seek a third party to develop or manufacture needlefree connectors or connector technology, ICU will be the supplier of first choice by Abbott for all such connectors and connector technology. In all cases, ICU's status as Preferred Supplier shall be subject to general market conditions including, but not limited to, new technology, timelines, quantities, product features and pricing. For as long as ICU continues as Preferred Supplier, ICU agrees to timely notify Abbott of improvements to the CLAVE and any new needle safe I.V. administration set connector, and give Abbott the ability to purchase such products upon initial introduction by ICU into the market if the parties agree on contractual terms. After the initial five (5) years of the Term of this Agreement, ICU's status as Preferred Supplier will be extended automatically for one (1) year periods unless such status is terminated by either party by written notice at least six months before the renewal date.

     (c) ICU and Abbott agree to revisit the terms and conditions of the Agreement should there be a shift in the market conditions such as pricing pressures which would warrant a further reduction in price of Product sold to Abbott. If ICU refuses, or is not in a position, to offer to Abbott such a further reduction in price of Product sold to Abbott, ICU's Preferred Supplier status as set forth in this Amendment shall terminate.

     (d) Both parties agree to restate the Agreement as amended and to incorporate standard Abbott supply terms in the Agreement, unless the parties agree to other terms, including the maintenance of a term similar to Paragraph 9 of the Agreement dealing with tooling amortization. The parties agree to begin such discussion by January 31, 1999.
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6.   Remaining Terms and Conditions.  All other remaining terms and conditions
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     of the Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties, intending to be bound by the terms and conditions hereof, have caused this Amendment 5 to be signed by their duly authorized representatives on the dates set forth below.


ABBOTT LABORATORIES                         ICU MEDICAL, INC.

By:  /s/ Richard A. Gonzalez                By:  /s/ Francis J. O'Brien
   ---------------------------------           ---------------------------------
     Richard A. Gonzalez                          Francis J. O'Brien
          President                             Chief Financial Officer
        Hospital Products Division

Date:    January 14, 1999                   Date:    January 7, 1999
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ABBOTT LABORATORIES

By:  /s/ Sarah Catterson
   ---------------------------------
          Sarah Catterson
      Division Vice President
       Corporate Purchasing

Date:    January 14, 1999
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